Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration statement (Form S-8 No. 333-             ) pertaining to the WildHorse Resource Development Corporation 2016 Long-Term Incentive Plan of our report dated August 1, 2016, with respect to the statements of revenues and direct operating expenses, which comprise the revenues and direct operating expenses of certain oil and gas properties of the members of Esquisto Resources II, LLC prior to formation of and contribution to Esquisto (the “Pre-Esquisto Properties working interest”) included in the Registration Statement (From S-1 No. 333-214569) and related Prospectus of WildHorse Resource Development Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Dallas, TX

December 16, 2016